Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2020, relating to the financial statements of Ribbon Communications Inc. and the effectiveness of Ribbon Communications Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ribbon Communications Inc. for the year ended December 31, 2019, incorporated by reference in Registration Statement No. 333-232946 on Form S-8 of Ribbon Communications Inc.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 2, 2020